Exhibit 10.17

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of April 15, 2013 between Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Company”), and Glen E. Tullman (the “Consultant”).

WHEREAS, the Company desires to maintain continuity of effort on certain sales opportunities for which the Consultant had involvement in while serving as an officer of the Company and the Consultant desires to accept such position, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1. Term of Agreement. The Company hereby agrees to retain the Consultant as a consultant, and the Consultant hereby agrees to be retained by the Company, upon the terms and subject to the conditions hereof for the period commencing on April 15, 2013 (the “Effective Date”) and ending on June 30, 2013 (the “Consulting Period”).

2. Consulting Services. During the Consulting Period, the Consultant shall take his direction as a consultant from the Company’s Chief Executive Officer or Chief Financial Officer. The Consultant shall not have any obligation with respect to reporting or the number of hours he spends providing Consulting services under this Agreement. In addition, this Agreement is independent of and shall neither be affected by or affect the terms of any other agreement or contract between the Consultant and the Company. Finally, the Company and the Consultant agree that in no event shall the level of consulting services to be provided by the Consultant pursuant to this Section 2 exceed more than 20% of the average level of services performed by the Consultant for the Company and its affiliated “service recipients” (within the meaning of Treasury regulation §1.409A-1(h)(3)) over the immediately preceding 36-month period.

3. Compensation. As compensation for the consulting services to be performed by the Consultant, the Company shall pay the Consultant a consulting fee at the rate of $75,000 per month. The first month’s payment shall be made upon execution of this Agreement and the remaining months’ payments shall be due and payable on the fifteenth day of each month.

4. Indemnification. During the Consulting Period, the Company shall indemnify and hold the Consultant harmless (including the advancement of attorneys’ fees and costs) from any and all threatened or actual claims and liabilities arising out of the Consultant’s provision of services under this Agreement.

5. Successors and Assigns. This Agreement shall be enforceable by the Consultant and his heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

6. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

7. Termination. Either party may terminate this Agreement for convenience upon 30 days written notice. If terminated by the Consultant, any prepaid compensation will be refunded to the Company on a pro-rata basis for the fraction of the month not worked between payments.

8. Confidentiality. The Consultant agrees that the non-disclosure obligations set forth in Section 5(e) of the Separation Agreement between the parties dated December 19, 2012 (the “Separation Agreement”) shall apply to any Confidential Information (as defined in the Separation Agreement) received by the Consultant during the Consulting Period.

9. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

ALLSCRIPTS HEALTHCARE SOLUTONS, INC.

By:	/s/ Richard J. Poulton
Name:	Richard J. Poulton
Title:	Chief Financial Officer

GLEN E. TULLMAN

/s/ Glen E. Tullman

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